[LOGO]AEHR TEST SYSTEMS


                                    March 5, 2013




Rhea J. Posedel



Dear Mr. Posedel:

     On behalf of the Board of Directors of Aehr Test Systems (the "Company"), I am pleased to offer you continuing employment as the Company's Chairman of the Board (the "Chairman") in a non-executive capacity, on the terms set forth herein. This offer is contingent upon your resignation from your current position as the Company's Executive Chairman, and by signing this letter you hereby resign as the Company's Executive Chairman. As the Chairman, you will receive a yearly salary of $100,000 beginning effective as of February 1, 2013, which will be paid bi-weekly in accordance with the Company's normal payroll procedures. In this capacity, you will continue to receive certain employee benefits, including group medical, dental, life insurance and long term disability coverage. Your accrued vacation balance as of January 31, 2013 will be paid out to you at your then current pay rate, and no additional vacation time will be accrued thereafter on your
behalf.   In addition you will also be eligible for stock option grants pursuant to the Company's 2006 Equity Incentive Plan and participation in the Employee Stock Ownership Plan and the Employee Stock Purchase Plan (as permitted), as shall be determined from time to time by the Compensation Committee of the Board of Directors. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary. The Company is excited about your continuing service and looks forward to a beneficial and productive relationship.

     Your employment with the Company in the role of Chairman shall be for a minimum term of three (3) years, with your employment continuing on an at-will basis thereafter.

     Please further note that with your acceptance of this offer, the terms of your Amended and Restated Change of Control Severance Agreement dated January 3, 2012 will be amended and superseded by an Amended and Restated Change of Control Severance Agreement (the "Amended Agreement"). The Amended Agreement will provide, among other things, that in the case of your Involuntary Termination (as defined therein) during your three (3) year term of employment, other than as a result of an Involuntary Termination within twelve (12) months following a Change of Control (as defined therein), you will receive the balance of your base salary for your three (3) year employment term, payable in a lump sum within thirty (30) days of your Involuntary Termination. Additionally, any stock options granted by the Company to you prior to your Involuntary Termination will become fully vested and exercisable as of the date of your termination to the extent such stock options are outstanding and unexercisable at the time of your termination.

     Further, in the case of your Involuntary Termination at any time within twelve (12) months after the Change of Control, the Amended Agreement will provide that you will receive the greater of (a) your remaining term of employment base salary or (b) eighteen (18) months of base salary, payable in a lump sum within thirty (30) days of your Involuntary Termination. Additionally, any stock options granted by the Company to you prior to the Change of Control and your Involuntary Termination will become fully vested and exercisable as of the date of the termination to the extent such stock options are outstanding and unexercisable at the time of your termination.

     You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company and that in performing your duties for the Company you will not in any way utilize any such information.

     In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration,
(iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees.

     To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, including, but not limited to, the Offer Letter dated January 3, 2012 between you and the Company, and any representations made during your any negotiations, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

     We look forward to your favorable reply and to continuing to work with you at Aehr Test Systems.

                                   Sincerely,

                                   /S/ GAYN ERICKSON
                                   -----------------------
                                   Gayn Erickson,
                                   President and Chief Executive Officer



Agreed to and accepted:

Signature:     /S/ RHEA J. POSEDEL
               -----------------------

Printed Name:  RHEA J. POSEDEL
               -----------------------

Date:  March 5, 2013


Enclosures
  Duplicate Original Letter














                                   -3-